EXHIBIT 10.3

NAVIGANT CONSULTING, INC.

2012 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Navigant Consulting, Inc., a Delaware corporation (the “Company”), hereby grants to [                    ] (the “Holder”) as of [            ], 2013 (the “Grant Date”), pursuant to the terms and conditions of the Navigant Consulting, Inc. 2012 Long-Term Incentive Plan (the “Plan”), a restricted stock unit award (the “Award”) with respect to [                ] shares of the Company’s Common Stock, par value $0.001 per share (“Stock”), upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”).

1. Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing it in the space provided below and returning such original execution copy to the Company.

2. Rights as a Shareholder. The Holder shall not be entitled to any privileges of ownership with respect to the shares of Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a shareholder of record with respect to such shares.

3. Vesting Conditions.

3.1. Performance-Based Vesting Conditions. Of the Stock subject to this Award: [    ]% of the Stock shall be “Tranche 1 Stock” and [    ]% of the Stock shall be “Tranche 2 Stock.” Subject to the remainder of this Section 3, the Tranche 1 Stock and the Tranche 2 Stock shall vest on [                    ] (the “Vesting Date”) and become payable pursuant to the terms of this Agreement and the Plan based on the achievement of the performance goals set forth below over the [                    ] performance period (the “Performance Period”), provided that the Holder remains in continuous employment with the Company through the Vesting Date. Attainment of the performance goals shall be determined and certified by the Committee in writing within [    ] days following the last day of the Performance Period.

(a)	Tranche 1 Stock

Subject to the remainder of this Agreement and the terms of the Plan, the Tranche 1 Stock shall vest based on the Company’s TSR percentile ranking over the Performance Period compared to the TSR of the companies included in the TSR Comparator Group.

	Company Percentile Rank v. TSR Comparator Group	Percent of Tranche 1 Stock that Shall Vest*
Below Threshold	Below the 25th percentile	[	]%
Threshold	25th percentile	[	]%
Target	50th percentile	[	]%
Maximum	75th percentile and above	[	]%

*	The vesting percentage of the Tranche 1 Stock shall be determined using straight-line interpolation between performance levels

(b)	Tranche 2 Stock

Subject to the remainder of this Agreement and the terms of the Plan, the Tranche 2 Stock shall vest based on the Company’s [                    ] for the Performance Period.

	[ ]	Percent of Tranche 2 Stock that Shall Vest*
Below Threshold	Less than [ ]	[	]%
Threshold	[ ]	[	]%
Target	[ ]	[	]%
Maximum	[ ]	[	]%

*	The vesting percentage of the Tranche 2 Stock shall be determined using straight-line interpolation between performance levels.

(c)	Definitions

“Average Stock Price” means the average of the closing transaction prices of a share of common stock of a company, as reported on the principal national stock exchange on which such common stock is traded, for the 30-day period immediately preceding the date for the which the Average Stock Price is being determined hereunder.

“TSR” means a company’s cumulative total shareholder return as measured by dividing (A) the sum of the cumulative amount of dividends for the Performance Period, assuming dividend reinvestment, and the difference between the Average Stock Price determined as of the first day of the Performance Period and the Average Stock Price determined as of the last day of the Performance Period, by (B) the Average Stock Price determined as of the first day of the Performance Period.

“TSR Comparator Group” means the Global Industry Classification Standard Commercial and Professional Services Industry Group 2020 companies that are also part of the Russell 3000 Index, determined as of the first day of the Performance Period.

3.2. Termination of Employment.

3.2.1. Termination by Reason of Death, Disability, or by the Company other than for Cause Prior to a Change in Control. If the Holder’s employment with the Company or one of its Subsidiaries terminates by reason of death or Disability, or is terminated by the Company or one of its Subsidiaries other than for Cause prior to a Change in Control, the Performance Period shall continue through the last day thereof and the Holder shall be entitled to a prorated Award. Such prorated Award shall be equal to the value of the Award at the end of the Performance Period based on the actual performance during the Performance Period multiplied by a fraction, the numerator of which shall equal the number of days such Holder was employed with the Company during the Performance Period and the denominator of which shall equal the number of days in the Performance Period. Notwithstanding anything herein to the contrary, if a Holder shall be entitled to receive shares of Common Stock pursuant to this Section 3.2.1, the Company shall issue or transfer to the Holder the number of shares of Common Stock underlying the prorated Award as soon as practicable following the end of the Performance Period but no later than the March 15th occurring immediately after the last day of the Performance Period.

As used herein, “Disability” shall have the meaning set forth in the Holder’s employment agreement with the Company, and if not defined therein, shall mean a sickness or disability extending for more than three (3) consecutive months as a result of which the Holder is unable to perform his or her duties for the Company or one of its Subsidiaries, as applicable, in the required and customary manner and that will continue for not less than an additional three (3) months, as determined by the Company in its sole discretion. In the event of any dispute regarding the existence of the Holder’s Disability hereunder, the matter shall be resolved by the determination of a physician selected by the Committee and reasonably acceptable to the Holder. The Holder shall submit to appropriate medical examinations for purposes of such determination.

As used herein, “Cause” shall have the meaning set forth in the Holder’s employment agreement with the Company, and if not defined therein, shall mean (i) the commission of a felony or the commission of any other crime that is injurious to the Company, to a Company employee or to a client of the Company; (ii) willful misconduct, dishonesty, fraud, attempted fraud or other willful action or willful failure to act that is injurious to the Company, to a Company employee or to a client of the Company; (iii) any material breach of fiduciary duty owed to the Company or to a client of the Company; (iv) any material breach of the terms of any agreement with the Company (including without limitation any agreement regarding non-competition, non-solicitation of clients or employees, or confidentiality); (v) any material violation of a restriction on disclosure or use of privileged, proprietary or confidential information (including information belonging to the Company, to a client of the Company or to a third party to whom the Company owes a duty of confidentiality), but only if such violation is committed with actual notice of such restriction on disclosure; or (vi) any other material breach of the Company’s Code of Business Conduct and Ethics or its securities trading policies, as amended from time to time. The determination by the Committee of the existence of Cause shall be conclusive and binding.

3.2.2. Termination by Reason of Voluntary Termination by Holder or Termination by the Company for Cause. If the Holder’s employment with the Company or one of its Subsidiaries is terminated voluntarily by the Holder for any reason or is terminated by the Company or one of its Subsidiaries for Cause before the Vesting Date, the Holder will forfeit the Award as of the date of termination. The Company and its Subsidiaries will not have any further obligations to the Holder under this Agreement as to any shares of Stock subject to the Award that are forfeited as provided herein; the Holder will not be entitled to any portion of the Award on a pro rata basis (or otherwise) as of the date of termination; and the Company and its Subsidiaries will not be liable to provide any replacement benefit or compensation in lieu of such forfeiture.

3.3. Change in Control.

3.3.1. In the event of a Change in Control pursuant to which the Award is not effectively assumed by the surviving or acquiring corporation in a Change in Control (with appropriate adjustments to the number and kinds of shares, in each case, that preserve the material terms and conditions of the outstanding Award as in effect immediately prior to the Change in Control), the Holder shall be entitled to the value of the Award determined assuming target performance. Notwithstanding anything herein to the contrary, if a Holder shall be entitled to receive shares of Stock pursuant to this Section 3.3.1., the Company shall issue or transfer to the Holder the number of shares of Stock underlying the vested Award as soon as practicable following the Change in Control but no later than the March 15th occurring immediately after the year in which the Change in Control occurs.

3.3.2. In the event a Change in Control occurs during the Performance Period and the Holder’s employment is terminated by the Company or one of its Subsidiaries other than for Cause or by the Holder for Good Reason within 24 months following such Change in Control, the Holder shall be entitled to the value of the Award determined assuming target performance. Notwithstanding anything herein to the contrary, if a Holder shall be entitled to receive shares of Common Stock pursuant to this Section 3.3.2., the Company shall issue or transfer to the Holder the number of shares of Common Stock underlying the vested Award as soon as practicable following such termination of employment but no later than the March 15th occurring immediately after the year in which such termination of employment occurs.

3.3.3. “Good Reason” means any of the following actions, events or conditions that occur without the express written consent of the Holder:

(i) removal by the Company of the Holder’s position as [                    ], or a change such that the Holder no longer reports to the [                    ];

(ii) any material changes by the Company in the Holder’s title, functions, duties, or responsibilities which changes would cause the Holder’s position with the Company to become of significantly less responsibility, importance or scope as compared to the position and attributes that applied to the Holder as of the Grant Date;

(iii) any material failure by the Company to comply with the provisions of the Employment Agreement between the Holder and the Company; or

(iv) the requirement made by the Company that the Holder relocate the Holder’s residence;

provided that, the Holder must provide written notice to the Board of the Holder’s intent to terminate employment for Good Reason due to the action, event or condition described in (i) through (iv) above within a period not to exceed ninety (90) days of the initial existence of the action, event or condition, and must provide the Company a period of at least thirty (30) days during which it may remedy the action, event or condition.

4. Delivery of Certificates. Subject to Section 6, as soon as practicable after the vesting of the Award (but in any event no later than March 15th of the year following the year in which the award ceases to be subject to a substantial risk of forfeiture), the Company shall deliver or cause to be delivered one or more certificates issued in the Holder’s name (or such other name as is acceptable to the Company and designated in writing by the Holder) representing the number of vested shares. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 6. Prior to the issuance to the Holder of the shares of Stock subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Company or in such shares of Stock, and will have the status of a general unsecured creditor of the Company.

5. Transfer Restrictions and Investment Representation.

5.1. Nontransferability of Award. The Award may not be transferred by the Holder other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.

5.2. Investment Representation. The Holder hereby represents and covenants that (a) any share of Stock acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of vesting of any shares of Stock hereunder or (y) is true and correct as of the date of any sale of any such share, as applicable. As a further condition precedent to the delivery to the Holder of any shares of Stock subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.

6. Additional Terms and Conditions of Award.

6.1. Withholding Taxes. (a) As a condition precedent to the delivery of the shares of Stock upon the vesting of the Award, the Holder shall, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder.

(b) The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments or (4) any combination of (1), (2) and (3). Shares of Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No certificate representing a share of Stock shall be delivered until the Required Tax Payments have been satisfied in full.

6.2. Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the terms of this Award, including the number and class of securities subject hereto, shall be appropriately adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of the Holder. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

6.3. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

6.4. Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement, give or be deemed to give the Holder any right to continued employment by the Company or prevent or be deemed to prevent the Company from terminating the Holder’s employment at any time, with or without Cause.

6.5. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Holder or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on all parties.

6.6. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Holder and his or her heirs, executors, administrators, successors and assigns.

6.7. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Navigant Consulting, Inc., Attn: General Counsel, 30 S. Wacker Dr., Suite 3550, Chicago, Illinois 60606, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

6.8. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.9. Entire Agreement. The Plan is incorporated herein by reference. Capitalized terms not defined herein shall have the meanings specified in the Plan. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.

6.10. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

6.11. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Holder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.12. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

6.13 Compliance With Section 409A of the Code. The Agreement is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent; provided, however, that in no event shall the Company or any of its directors, officers, employees or advisors be responsible for any such additional tax, interest or related tax penalties that may be imposed under Section 409A of the Code.

6.14 Clawback Provision. The Holder acknowledges that the Holder has read the Company’s Policy on Recoupment of Incentive Compensation (the “Clawback Policy”). In consideration of the grant of the Award, the Holder agrees to abide by the Clawback Policy and any determinations of the Board pursuant to the Clawback Policy. Without limiting the foregoing, and notwithstanding any provision of this Agreement to the contrary, the Holder agrees that the Company shall have the right to require the Holder to repay the value of any shares of Stock acquired upon vesting of the Award, as may be required by law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder) or in accordance with the terms of the Clawback Policy. This Section 6.14 shall survive the termination of the Holder’s employment with the Company for any reason. The foregoing remedy is in addition to and separate from any other relief available to the Company due to the Holder’s misconduct or fraud. Any determination by the Board with respect to the foregoing shall be final, conclusive and binding upon the Holder and all persons claiming through the Holder.

NAVIGANT CONSULTING, INC.

By:

Accepted this day of 20 :

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